UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF MISSISSIPPI

In re: MISSISSIPPI CHEMICAL CORPORATION. et al., Debtors and Debtors in Possession.	: : : : : : : :	Chapter 11 Jointly Administered Case No. 03-02984 WEE

FINAL ORDER (I) AUTHORIZING DEBTORS TO OBTAIN
POST-PETITION FINANCING PURSUANT TO 11 U.S.C. §§ 105, 361,
362, 363, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d), AND (II) AUTHORIZING
USE OF CASH COLLATERAL PURSUANT TO 11 U.S.C. § 363.

          Upon the motion (the "Motion"),[1] dated June 24, 2004, of Mississippi Chemical Corporation, (the "DIP Borrower," or the "Company") and each of the direct and indirect domestic subsidiaries of the DIP Borrower listed below[2] (the "Guarantors") each debtors and debtors in possession (the "Debtors") in the above-captioned bankruptcy cases (the "Cases"):

(i)   for authority, pursuant to Sections 105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d) of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the "Code"), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), for the DIP Borrower to obtain post-petition financing (the "DIP Financing") and for the Guarantors to guaranty the payment of the DIP Borrower's obligations incurred in connection with the DIP Financing, in each case, on the terms set forth in the Commitment Letter  dated as of June 23, 2004 (and attached to the Interim Order (as defined below) as Exhibit A) among the DIP Borrower, Citigroup Global Markets Inc. ("CGMI"), Perry Principals Investments, LLC ("Perry") and Citicorp North America, Inc. ("CNAI") (the "DIP Commitment Letter") to be evidenced by a Term Loan, Revolving Credit, Guaranty and Security Agreement (the "DIP Credit Agreement"), among the DIP Borrower, the Guarantors, CGMI, Perry, each of the other financial institutions from time to time party thereto (together with CNAI and Perry, the "DIP Lenders"), CNAI, as administrative agent for the DIP Lenders (in such capacity, the "DIP Agent") and CGMI and Perry as joint lead arrangers (the DIP Commitment Letter, the DIP Credit Agreement and such other documents required to be executed and/or delivered pursuant to the terms of the DIP Credit Agreement to which any of the Debtors are parties, the "DIP Credit Documents"), pursuant to which the DIP Borrower would be provided a credit facility up to $182,500,000 comprised of a term loan facility of up to $160,000,000 and a revolving credit facility of up to $22,500,000 and subject to the Budget attached to the Interim Order as Exhibit B,

(w)   with priority over any and all administrative expenses of the kind specified or ordered pursuant to any provisions of the Code, including, but not limited to, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b) and 726 of the Code (other than the Carve Out (as defined below)) pursuant to Section 364(c)(1) of the Code,

(x)   to be secured (subject to the Carve Out) pursuant to Section 364(c)(2) of the Code by a perfected first priority security interest in and lien upon all property of the Debtors that was subject to then-existing liens that secured obligations under the Pre-Petition  Credit Agreement, the Harris DIP Credit Agreement and the Supplemental DIP Credit Agreement (all as hereinafter defined; such liens, the "Released Liens") and upon all property of the Debtors that on the Petition Date was not subject to valid, perfected and non-avoidable liens (including, without limitation, inventory, accounts receivable, property, plant, equipment, patents, copyrights, trademarks, tradenames and other intellectual property and 100% of the capital stock of, and other ownership interests in, direct and indirect subsidiaries, and other tangible and intangible personal property and the proceeds of the foregoing, (but with respect to the Debtors' interests in Mississippi Chemical Holdings, Inc. (a British Virgin Islands company) ("MCHI") shall not include the capital stock or equity interests of MCHI, MissChem (Barbados) SRL, a Barbados company ("MCB"), MissChem Trinidad Limited, a company of the Republic of Trinidad and Tobago ("MTL"), or Point Lisas Nitrogen Ltd., a joint venture company of the Republic of Trinidad and Tobago ("PLNL," and, together with MCB and MTL, collectively, the "MCHI Subsidiaries")) and on all cash and cash equivalents maintained in the Collection Account and the Concentration Account (all such property described in this clause (x), the "Unencumbered Collateral"),

(y)   to be secured (subject to the Carve Out) pursuant to Section 364(c)(3) of the Code by a perfected junior lien on all property of the Debtors that on the Petition Date was subject to valid, perfected and non-avoidable liens, but excluding property that was subject to the Released Liens which were to be released and discharged in full on the Closing Date (all such property described in this clause (y), the "Encumbered Collateral"), and

(z)   to be secured (subject to the Carve Out) pursuant to Section 364(d)(1) of the Code by a perfected first priority, senior priming Lien upon all of the property of the Debtors (including, without limitation, inventory, accounts receivable, property, plant, equipment, patents, copyrights, trademarks, tradenames and other intellectual property and 100% of the capital stock of, and other ownership interests in, direct and indirect subsidiaries, and other tangible and intangible personal property and the proceeds of the foregoing) that was subject to liens existing on the Petition Date (if any) (the "Primed Liens") that are junior to the Released Liens but  not to prime liens, if any, to which the Primed Liens were subject at the time of the commencement of the Cases (all such property described in this clause (z), the "Primed Collateral"; and together with the Unencumbered Collateral and the Encumbered Collateral, collectively, the "Collateral", provided that the Collateral shall not include the actual capital stock or equity interests of the Debtors in MCHI or the MCHI Subsidiaries);

(ii)   for authority, pursuant to Section 363(c) of the Code, to use the Cash Collateral (as defined below);

(iii)   requesting, pursuant to Bankruptcy Rule 4001, that an interim hearing (the "Interim Hearing") on the Motion be held for this Court to consider entry of an order authorizing (a) the DIP Borrower to enter into the DIP Commitment Letter, the DIP Credit Agreement and associated documents as contemplated by the DIP Commitment Letter, (b) the DIP Borrower to forthwith borrow funds available under the DIP Financing from the DIP Lenders, which borrowings authorized at the Interim Hearing were to be used to provide working capital and for other general corporate purposes of the Debtors, subject to such borrowings first being used by the DIP Borrower to repay in cash, in full, all agreed and/or allowed amounts due under, and to terminate, each of the Prepetition Credit Agreement, the Supplemental DIP Credit Agreement and the Harris DIP Credit Agreement (collectively, the "Repaid Facilities"), and to pay related transaction costs, fees and expenses and (c) the use of the Cash Collateral as described in paragraph (ii) above; and

(iv)  requesting that a final hearing (if required) (the "Final Hearing") thereafter be held for this Court to consider entry of an order authorizing the balance of the DIP Financing as set forth in the Motion and the DIP Credit Documents filed with this Court, and authorizing the Debtors' continued use of Cash Collateral;

and an Interim Hearing having been held on June 25, 2004 and the order referenced in paragraph (iii) above (the "Interim Order") having been entered at the Interim Hearing; and the sole Objection to the Motion, that certain Limited Objection ("Objection") filed by the Export-Import Bank of the United States ("Ex-Im") to the DIP Financing as it relates to the issuance of a guaranty by MCHI (the "MCHI Guaranty") under the DIP Credit Documents; this Court having been advised by the Debtors that the DIP Lenders and the DIP Agent have consented to there being no MCHI Guaranty nor any guaranties by the MCHI Subsidiaries issued in connection with the DIP Financing and Ex-Im having withdrawn its consent to the issuance of the MCHI Guaranty and the Objection having been withdrawn;  and after due deliberation and consideration and sufficient cause appearing therefor;

IT IS HEREBY FOUND, that:

          A.     On May 16, 2003, the Debtors filed voluntary petitions for relief under chapter 11 of the Code.  The Cases of the Debtors are being jointly administered.  The Debtors are operating their business and managing their properties as debtors in possession pursuant to Sections 1107(a) and 1108 of the Code.  No request has been made for the appointment of a trustee or examiner, and an official committee of unsecured creditors has been appointed in the Debtors' Cases (the "Committee").  Based on the record before the Court, the Committee supports the granting of the Motion, the entry of the Interim Order and this Order, and the entry by the Debtors into the DIP Financing.  This Court has core jurisdiction over these proceedings and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334.  The statutory predicates for the relief sought herein are Sections 105, 361, 362, 363, 364 and 507 of the Code and Rules 4001(b) and (d) of the Bankruptcy Rules.

          B.     Pursuant to its terms, the Harris DIP Credit Agreement expired on June 30, 2004 and the Debtors determined in their reasonable business judgment not to renew the Harris DIP Credit Agreement, but rather to replace it with the DIP Financing.

          C.     In accordance with the terms of the Interim Order, the Debtors have repaid in full all allowed amounts due under each of the Repaid Facilities on the Closing Date of the DIP Credit Agreement and have established the escrow arrangements required by the Interim Order. Upon the repayment of the Repaid Facilities and the establishment of the escrow arrangements required by the Interim Order, the obligations of the Debtors under each of the Repaid Facilities were satisfied and discharged in full.

          D.     Based on the record before this Court and the foregoing, the Court finds that:

(i)  the DIP Borrower and the Debtors have an ongoing need to obtain financing and use the Cash Collateral to permit, among other things, the orderly continuation of the operation of their businesses, to maintain business relationships with vendors and suppliers, to make certain maintenance capital expenditures, and to satisfy other working capital needs;

(ii)  the Debtors are unable to obtain adequate unsecured credit allowable under Section 503(b)(1) of the Code as an administrative expense;

(iii)  a facility in the amount provided by the DIP Financing is unavailable to the Debtors without their granting to the DIP Agent and the DIP Lenders (i) pursuant to Section 364(c)(1) of the Code, allowed claims, with respect to all indebtedness and obligations of the Debtors under the DIP Credit Agreement and the DIP Credit Documents having super-priority status in the Cases over any and all administrative expenses of the kind specified in or ordered pursuant to any provision of the Code including, but not limited to, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b) and 726 of the Code (other than the Carve Out), (ii) pursuant to Section 364(c)(2) of the Code, security for such obligations by granting, subject to the Carve Out, a perfected first priority senior security interest in and lien on the Unencumbered Collateral, (iii) pursuant to Section 364(c)(3) of the Code, security for such obligations by granting, subject to the Carve Out, a perfected junior security interest in and lien on all Encumbered Collateral, and (iv) pursuant to Section 364(d)(l) of the Code, security for such obligations by granting, subject to the Carve Out, a perfected first priority, senior priming security interest in and lien on all Primed Collateral, provided that the Collateral shall not include the actual capital stock or equity interests of the Debtors in MCHI or the MCHI Subsidiaries;

(iv)  the ability of the Debtors to obtain sufficient working capital and liquidity through the incurrence of new indebtedness for borrowed money and other financial accommodations and the use of the Cash Collateral is vital to the Debtors;

(v)   the preservation and maintenance of the going concern values of the Debtors is integral to a successful reorganization of the Debtors pursuant to the provisions of Chapter 11 of the Code;

(vi)  the relief sought will assist the Debtors in confirming an Alternative Plan (as defined in the Motion) on a consensual basis on terms principally agreed upon among the Debtors, the Committee and the DIP Lenders; and

(vii)  the terms of the DIP Financing and the use of the Cash Collateral are fair and reasonable, reflect the Debtors' exercise of prudent business judgment consistent with their fiduciary duty and are supported by reasonably equivalent value and fair consideration.

          E.      The DIP Financing and the use of the Cash Collateral have been negotiated in good faith and at arm's-length between the Debtors and the DIP Agent, and any credit extended, and loans made to, or for the benefit of, the DIP Borrower by the DIP Lenders pursuant to the DIP Credit Documents, shall be deemed to have been extended by the DIP Lenders in "good faith," as such term is used in Section 364(e) of the Code.

          F.      Ex-Im has withdrawn its consent to the MCHI Guaranty and the DIP Lenders and the DIP Agent have consented to there being no MCHI Guaranty nor guaranties by any of the MCHI Subsidiaries in connection with the DIP Financing. Ex-Im has withdrawn its Objection.

          G.      Notice of the Motion, the deadline for the filing of objections and the Final Hearing has been given by the Debtors on June 25, 2004 in accordance with the terms of the Interim Order.

          Based upon the foregoing stipulations findings and conclusions, upon the record made before this Court at the Interim Hearing, and good and sufficient cause appearing therefor;

IT IS HEREBY ORDERED that:

          1.      In the event that the Objection has not been withdrawn prior to the Final Hearing, the Objection is overruled. The DIP Borrower is immediately authorized and empowered to enter into the DIP Commitment Letter, the DIP Credit Agreement, the associated documents as contemplated by the DIP Commitment Letter and the DIP Financing and to borrow under the DIP Credit Agreement such amounts as are permitted under the Budget and the terms thereof. Notwithstanding anything herein to the contrary, no borrowings under the DIP Credit Agreement, Cash Collateral, Collateral or the Carve Out may be used, directly or indirectly, to initiate or prosecute any claims or causes of action against the DIP Agent or the DIP Lenders, or with respect to the liens securing their claims.

          2.      The Debtors are expressly authorized and empowered to execute and deliver, among other documents, the DIP Commitment Letter, the DIP Credit Agreement and the other DIP Credit Documents.  The Debtors are hereby authorized to perform and do all acts that may be required in connection with the DIP Credit Documents.  The DIP Commitment Letter and the other DIP Credit Documents constitute valid and binding obligations of the Debtors, enforceable against each Debtor that is a party thereto in accordance with their respective terms.

          3.      Each of the Debtors is authorized and directed to do and perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution of security agreements, mortgages and financing statements), and to pay fees, which may be reasonably required or necessary for the Debtors' performance under the DIP Financing, including, without limitation:  (i) the execution of the DIP Credit Documents, (ii) the execution of one or more amendments to the DIP Credit Documents for, among other things, the purpose of adding additional financial institutions as DIP Lenders, in each case in such form as the Debtors, the DIP Agent and the DIP Lenders may agree, and (iii) the non-refundable payment to the DIP Agent or the DIP Lenders, as the case may be, of the fees referred to in the DIP Commitment Letter, the DIP Credit Agreement and such commitment fees and reasonable costs and expenses as may be due from time to time including, without limitation, attorneys' fees and disbursements as provided in the DIP Credit Documents and attorneys' fees and disbursements incurred by the DIP Agent and the DIP Lenders in connection with the negotiation and implementation of the DIP Financing, all as such terms are defined in the DIP Credit Documents and in each case without further review or approval of this Court.

          4.      For all of the Debtors' obligations and indebtedness arising under the DIP Financing and the DIP Credit Documents, the DIP Agent and the DIP Lenders are hereby granted, pursuant to Section 364(c)(1) of the Code, an allowed administrative expense claim having priority over any and all administrative expenses of the kind specified or ordered pursuant to any provision of the Code including, but not limited to, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b) and 726 of the Code, subject only to (x) in the event of the occurrence and during the continuance of a default or an event of default under the DIP Credit Agreement (respectively a "Default" or an "Event of Default") (after the giving of notice of such Default or Event of Default (a "Default Notice"), the payment of unpaid professional fees and disbursements incurred (and allowed by order of this Court) by the Debtors and by any Committee, payment of unpaid fees pursuant to 28 U.S.C. § 1930(a)(6) and fees payable to the Clerk of the Court, in an aggregate amount not to exceed $1,500,000 (plus all unpaid professional fees and disbursements incurred prior to the receipt of a Default Notice, to the extent such fees and disbursements are approved by this Court and are included in the Budget),  and (y) the Employee Benefit Plans Carve Out (collectively, the "Carve Out").  No other claim having a priority superior or pari passu with that granted by this Order to the DIP Agent and the DIP Lenders shall be granted while any portion of the DIP Financing (or refinancing thereof by the DIP Lenders during the pendency of the Cases) or the commitment thereunder remains outstanding.  So long as an Event of Default shall not have occurred and be continuing, the payment by the Debtors of compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Code, as the same may be due and payable, shall not be applied against and reduce the Carve Out. Upon receipt of a Default Notice the Debtors shall provide immediate notice by facsimile and express next day delivery to all professionals in the case informing them that a Default Notice has been issued and advising them that the Debtors' ability to pay professionals is subject to the Carve Out.

          5.      As security for all of the Debtors' obligations and indebtedness under the DIP Credit Documents (including, without limitation, the guaranty by the Guarantors of the obligations of the DIP Borrower contained in the DIP Credit Agreement), the DIP Agent, on behalf of the DIP Lenders, shall have (effective upon the Closing Date and without the necessity of the execution by the Debtors of mortgages, security agreements or otherwise), in each case subject to the Carve Out, pursuant to Sections 364(c)(2), (3) and 364(d) of the Code, (x) a perfected first priority senior security interest in and lien upon the Unencumbered Collateral, (y) a perfected junior priority security interest in and lien upon all Encumbered Collateral, and (z) a perfected first priority, senior priming security interest in and lien upon all Primed Collateral. The DIP Agent shall also have a pari passu lien on the Cash Collateral in the Concentration Account and the Collection Account for any obligations owed to it as cash management bank. Further, in connection with contracts (N2O4 contracts) of the Debtors with the United States of America for product of the Debtors (such contracts, "US Government Contracts"), which provide that upon "f.o.b. origin" (free on board government-owned rail cars, trailers and cylinders at Debtor's plant) title and risk passes to the relevant US Government entity (collectively, "US Government"), nothing provided herein shall alter such US Government Contracts and nothing herein shall operate to grant a security interest in property owned by the US Government which is in possession of the Debtors pursuant to the US Government Contracts and such US Government property shall not be subject to any lien or security granted herein.

          6.      The DIP Borrower is authorized and empowered to use proceeds of the DIP Financing in accordance with the terms of the DIP Credit Agreement.  The DIP Borrower was specifically authorized and directed by the Interim Order and remains so authorized to use the proceeds of the Term Loans (and to the extent required following application of all the Term Loans, Revolving Credit Loans) provided under the DIP Financing to retire and repay indefeasibly in cash all allowed debt obligations under and to terminate each of the Repaid Facilities on the Closing Date, and to take those steps necessary to effectuate and consummate the repayment of all allowed amounts due under the Repaid Facilities (including the execution of all necessary documents) without further order of this Court; provided however that any amounts claimed by the Investors (as defined in the Interim Order) under the Repaid Facilities that are disputed by any of the Debtors, the Committee or the DIP Lenders were deposited in escrow pending resolution of such disputed amounts by the Court, after notice and hearing, with the Investors' liens attaching to such proceeds in escrow).

          7.      All liens and security interests granted in favor of the agents and lenders under the Repaid Facilities by any Debtor to secure obligations under each of the Repaid Facilities were released and discharged and all property of the Debtors subject to any such liens or security interests constitutes Unencumbered Collateral and shall be subject to the first priority lien and security interest granted in paragraph 5 above.  Each of the lenders under the Repaid Facilities is hereby directed to execute such documents and take all other actions as may be necessary (including the delivery of any Collateral in their possession) to release the Released Liens.

          8.      Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to effectuate the release of the Released Liens.  If any person or entity that has filed financing statements, mortgages, mechanic's lien, lis pendens, or other documents or agreements evidencing the Released Liens did not deliver to the Debtors prior to the Closing Date in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of all interests that the person or entity has with respect to the Released Liens or otherwise, then (a) the Debtors are hereby authorized and directed to execute the same on behalf of such entity and (b) the DIP Agent is hereby authorized to file, register, or otherwise record a certified copy of the Interim Order or this Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of the Released Liens.

          9.      Subject to the terms of this Order and the DIP Credit Agreement, the Debtors are hereby authorized to use all Cash Collateral of the DIP Lenders for the same purposes as the Debtors are permitted to use the DIP Financing.  Upon entry, this Order shall supercede and replace all prior Orders of the Court with respect to, and shall govern all aspects of, the terms and conditions of the Debtors' use of Cash Collateral as authorized hereunder.

          10.   The security interests and liens granted hereunder to the DIP Agent and the DIP Lenders shall not be (i) subject to any lien or security interest which is avoided and preserved for the benefit of the Debtors' estates under Section 551 of the Code or (ii) except as provided herein inter se, subordinated to or made pari passu with any other lien or security interest under Sections 364(c) or (d) of the Code (unless otherwise agreed to in writing, in advance, by the DIP Agent).  For the purposes of the Interim Order and this Order, Collateral shall include any of the Debtors' bankruptcy related causes of action including, without limitation, avoidance actions under Sections 544 to 549 of the Code and the proceeds of any such actions.

          11.   None of the DIP Agent or the DIP Lenders, shall be required to file or record financing statements, mortgages, notices of lien or similar instruments in any jurisdiction or take any other action in order to validate and perfect the security interests and liens granted to them pursuant to the Interim Order and this Order.  If any such party, shall, in its business judgment, choose to file such financing statements, mortgages, notices of lien or similar instruments or otherwise confirm perfection of such security interests and liens, all such documents shall be deemed to have been filed or recorded as of the date of this Order, but subject in all respects to the priorities set forth in this Order.

          12.   The Debtors, the DIP Agent and the DIP Lenders may amend, modify, supplement or waive any provision of the DIP Credit Documents pursuant to the terms thereof if such amendment, modification, supplement or waiver is permitted under the terms of the DIP Credit Documents and is not material (in the good faith judgment of the Debtors and the DIP Agent) without the need to apply to, or receive further approval from, the Court, provided that prior to any such amendment of the DIP Credit Documents (other than with respect to an amendment which is ministerial or technical and which does not materially adversely affect the Debtors) notice of such amendment is provided to the Court, to counsel for the Committee, the United States Trustee and all parties requesting notice in the Cases.

          13.   Upon the occurrence and during the continuance of an Event of Default under the DIP Credit Documents and the giving of notice to the Debtors following such Event of Default, the DIP Agent and the DIP Lenders may (i) declare the principal of and accrued interest on the outstanding loans under the DIP Credit Documents to be immediately due and payable, (ii) terminate any further commitments to lend under the DIP Credit Agreement, (iii) setoff funds of the Debtors in accounts maintained with the DIP Agent or any DIP Lender (or affiliate of any DIP Lender) (provided that upon receipt of the notice of set-off referred to below the Debtors may continue to make ordinary course disbursements from such accounts but may not withdraw or disburse any other amounts from such accounts), (iv) take immediate reasonable action to protect and preserve the Collateral, and (v) exercise all rights and remedies of a secured lender under the Uniform Commercial Code in all relevant jurisdictions, including, without limitation, foreclosing upon and selling all or a portion of the Collateral.  The actions taken in (i) through (iv) above may be taken without further order of or application to the Court and the automatic stay is hereby deemed modified and vacated to the extent necessary to permit such actions, provided that the DIP Agent and the DIP Lenders shall provide at least 7 days' written notice to counsel for the Debtor, the United States Trustee, and counsel to the Committee prior to taking the actions specified in clauses (iii) or (v); and provided further, that no order prohibiting such action is entered by this Court during the above-referenced 7 day period.  In any hearing following the giving of the above-mentioned notice, the only issue that may be raised by any party in opposition to the actions permitted by this paragraph 13 shall be whether, in fact, an Event of Default has occurred and is continuing. Upon the occurrence of an Event of Default, the Debtors shall immediately segregate all Collateral (including Cash Collateral) and shall not be permitted to use such Collateral without the DIP Agent's prior written consent, except that without such consent the Debtors may use Cash Collateral for five Business Days in an amount necessary to pay its payroll plus up to the lesser of $3,000,000 or the amount set forth in the Budget (other than payroll) for that period (or such other greater amount as may be approved by (i) the DIP Agent in the case of amounts that do not exceed $5,000,000 and (ii) the Required Lenders in the case of amounts that do exceed $5,000,000.

          14.   The DIP Credit Documents, the provisions of the Interim Order and this Order shall be binding upon the DIP Agent, the DIP Lenders, the agents and lenders under the Repaid Facilities, the Debtors and their respective successors and assigns (including any Chapter 7 or Chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors) and all parties in interest in these Cases who had notice and an opportunity to be heard concerning the entry of this Order, and inure to the benefit of the DIP Agent, the DIP Lenders, and the Debtors and their respective successors and assigns and any other party in interest specifically identified herein to the extent set forth herein.

          15.   Unless all obligations and indebtedness owing to the DIP Agent and the DIP Lenders under the DIP Credit Agreement and the DIP Credit Documents shall theretofore have been paid in full, the Debtors shall not seek, and it shall constitute an Event of Default if any Debtor seeks, or if there is entered, an order dismissing any of the Cases.  If an order dismissing any of the Cases under Section 1112 of the Code or otherwise is at any time entered, such order shall provide (in accordance with Sections 105 and 349(b) of the Code) that (x) the liens and security interests granted pursuant to this Order and the Interim Order shall continue in full force and effect and shall maintain their priorities as provided in this Order and the Interim Order until all obligations in respect thereof shall have been paid and satisfied in full (and that such liens and security interests shall, notwithstanding such dismissal, remain binding on all parties in interest) and (y) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the liens and security interests referred to in clause (x) above.

          16.   If any or all of the provisions of this Order or the Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacation shall not affect (x) the validity of any obligation, indebtedness or liability incurred by the DIP Borrower to the DIP Lenders in connection with the DIP Financing (including in respect of any fees) or (y) the validity and enforceability of any lien or priority authorized or created hereby or pursuant to the DIP Credit Documents with respect to any such obligations, indebtedness or liability or (z) the indefeasible payment in full of all allowed amounts due and owing under the Repaid Facilities.  Notwithstanding any such reversal, stay, modification or vacation, any indebtedness, obligation or liability incurred by the DIP Borrower to the DIP Lenders in connection with the DIP Financing shall be governed in all respects by the original provisions of this Order, and the DIP Lenders shall be entitled to all the rights, remedies, privileges and benefits, granted herein and/or pursuant to the DIP Credit Documents with respect to such indebtedness, obligation or liability.  The obligations of the Debtors under the Interim Order, this Order and the DIP Financing shall not be discharged by the entry of an order confirming a plan of reorganization in any of the Cases and, pursuant to Section 1141(d)(4) of the Code, the Debtors have waived such discharge.

          17.   No expenses of administration of the Cases or any future proceeding or case which may result therefrom, including liquidation in bankruptcy or other proceedings under the Code, shall be charged against the Collateral pursuant to Sections 105, 506(c) or 552(b) of the Code or otherwise, without the prior written consent of the DIP Agent and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agent or the DIP Lenders.

          18.   If there is conflict between the terms of this Order and the DIP Credit Agreement, the terms of this Order shall control. If there is a conflict between the terms of this Order and the Interim Order, the terms of this Order shall control.

          19.   Nothing in this Order or in the DIP Credit Documents shall be construed to mean that the rights of Ex-Im pursuant to the PLNL Transaction Documents[3] are in any way altered, modified or encumbered, and the rights and security interests of Ex-Im pursuant to the PLNL Transaction Documents are expressly preserved by this Order.

Dated:  Jackson, Mississippi

July, 15 2004                            /s/ Edward Ellington
                                                           EDWARD ELLINGTON
                                                           UNITED STATES BANKRUPTCY JUDGE

Agreed and Approved for Entry:

/s/ James W. O'Mara
    James W. O'Mara
    Counsel for Debtors

/s/ Craig M. Geno
    Craig M. Geno
    Counsel for Committee

/s/ Marlane E. Chill
    Marlane E. Chill
    Counsel for DIP Lenders

_____________________________
Assistant US Trustee

/s/ Candy Burnette
     Candy Burnette
     Counsel for Ex-Im

[1] Capitalized terms used in this Order, unless otherwise defined, shall have the meaning set forth in the DIP Commitment Letter, as defined herein.

[2] The debtors and debtors in possession, each of which are Guarantors are:  Mississippi Nitrogen Inc.; Miss Chem Nitrogen, L.L.C.; Mississippi Chemical Company, L.P.; Mississippi Chemical Management Company; Mississippi Phosphates Corporation; Mississippi Potash, Inc.; Eddy Potash, Inc.; Triad Nitrogen, L.L.C.; and Melamine Chemicals, Inc. For the avoidance of doubt none of the following non-debtor subsidiaries: Mississippi Chemical Holdings, Inc., a British Virgin Islands company, MissChem (Barbados) SRL, a Barbados company, MissChem Trinidad Limited, a company of the Republic of Trinidad and Tobago, or Point Lisas Nitrogen Ltd., a joint venture company of the Republic of Trinidad and Tobago are debtors or Guarantors.

[3] The PLNL Transaction Documents are the PLNL Agreements as defined in the Objection.